PURCHASE AND SALE AGREEMENT ASSIGNMENT

This Purchase and Sale Agreement Assignment (“Assignment”) is made as of June 26, 2008 by and between Grubb & Ellis Realty Investors, LLC (formerly known as Triple Net Properties, LLC), a Virginia limited liability company (“Assignor”), and G&E Apartment REIT Creekside Crossing, LLC, a Delaware limited liability company (“Assignee”), and is made with respect to the Purchase and Sale Agreement by and between Assignor and Atlanta Creekside Gardens Associates, LLC, a Delaware limited liability company (“Seller”) dated June 12, 2008, as amended (“PSA”). For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Assignor hereby assigns to Assignee all of Assignor’s right, title and interest in and to the PSA, the escrow created pursuant to the PSA, any Deposits (as defined in the PSA) in such escrow or held by Seller, and all other rights and assets appurtenant to any of the foregoing (“Assets”).

Assignee hereby accepts the Assets and assumes all of Assignor’s obligations under the PSA, whether arising before or after the date of this Assignment. Assignor acknowledges that it is not released from any PSA obligations, whether arising before or after the date of this Assignment, as a result of such assignment.

Upon delivery hereto to Seller, Buyer’s address per PSA Section 14.3 is hereby unchanged.

In witness whereof, the undersigned have executed this Assignment as of the above date.

Assignor:	Grubb & Ellis Realty Investors, LLC (formerly known as Triple Net Properties, L.L.C.), a Virginia limited liability company
By: /s/ Francene LaPoint Francene LaPoint Title: Chief Financial Officer
Assignee:	G&E Apartment REIT Creekside Crossing,

LLC, a Delaware limited liability company

By: /s/ Gus G. Remppies

Gus G. Remppies,

Authorized Signatory